Exhibit 99.1

Press Release
TechnipFMC appoints Sophie Zurquiyah to its Board of Directors
LONDON, PARIS, HOUSTON, March 1, 2020 — TechnipFMC (NYSE: FTI) (PARIS: FTI) announces that Sophie Zurquiyah, Chief Executive Officer of CGG S.A., has been appointed to its Board of Directors and Audit Committee, effective April 1, 2021.
Doug Pferdehirt, Chairman and CEO of TechnipFMC, stated: “I am delighted to welcome Sophie to the Board. She brings a depth of knowledge to our Board, established over 30 years in our industry. With a background in geophysics, technology, sustainability, and digital transformation, Sophie is a proven global business leader who has experience as an executive and board member with international public companies. Her skillset strengthens our Board of Directors and broadens its understanding and abilities.”
About Sophie Zurquiyah
Ms. Zurquiyah, 54, has served as the Chief Executive Officer at CGG S.A., a global geoscience technology leader, since 2018.  Ms. Zurquiyah joined CGG in 2013 and has held a succession of leadership positions, including as Chief Operating Officer and Senior Executive Vice President in charge of the Geology, Geophysics and Reservoir division.  Ms. Zurquiyah began her career at Schlumberger in 1991 as a geophysicist and held a variety of executive positions, including Vice President of Technology Sustaining, President, Data and Consulting Services and Chief Information Officer. Ms. Zurquiyah also serves on the Board of Directors of Safran S.A. Ms. Zurquiyah is a graduate of the Ecole Centrale de Paris and holds a Master of Science in Numerical Analysis from the Pierre and Marie Curie University (Paris 6), as well as a Master of Science in Aerospace Engineering from the University of Colorado.

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About TechnipFMC
TechnipFMC is a leading technology provider to the traditional and new energies industries; delivering fully integrated projects, products, and services.
With our proprietary technologies and comprehensive solutions, we are transforming our clients’ project economics, helping them unlock new possibilities to develop energy resources while reducing carbon intensity and supporting their energy transition ambitions.
Organized in two business segments — Subsea and Surface Technologies — we will continue to advance the industry with our pioneering integrated ecosystems (such as iEPCI™, iFEED™ and iComplete™), technology leadership and digital innovation.
Each of our approximately 20,000 employees is driven by a commitment to our clients’ success, and a culture of strong execution, purposeful innovation, and challenging industry conventions.
TechnipFMC uses its website as a channel of distribution of material company information. To learn more about how we are driving change in the industry, go to www.TechnipFMC.com and follow us on Twitter @TechnipFMC.
Investor relations	Media relations

Matt Seinsheimer	Nicola Cameron
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James Davis	Brooke Robertson
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Email: James Davis	Email: Brooke Robertson